Exhibit 99.1

Pope Resources Reports First Quarter Income of $1.2 Million

POULSBO, Wash.--(BUSINESS WIRE)--April 30, 2012--Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $1.2 million, or $0.27 per diluted ownership unit, on revenue of $8.8 million for the quarter ended March 31, 2012. This compares to net income attributable to unitholders of $3.7 million, or $0.82 per diluted ownership unit, on revenue of $17.7 million for the comparable period in 2011.

Cash provided by operations for the quarter ended March 31, 2012, was $2.0 million, compared to $7.6 million for the first quarter of 2011.

“In the face of weaker log export demand from China, we significantly reduced our harvest volume in the first quarter of 2012,” said David L. Nunes, President and CEO. “With stronger log export demand from China last year, we aggressively front-loaded our planned harvest in 2011, but were much more restrained in our log production in the first quarter of 2012. The combination of continued weakness in domestic housing starts and softer log export demand resulted in a decision to concentrate more of our planned 2012 harvest volume later in the year.”

Fee Timber operating income for the first quarter of 2012 was $3.2 million, compared to $7.1 million for the first quarter of 2011. This 55% drop in segment operating income was due almost entirely to a 52% decrease in harvest volume, which declined from 30 million board feet (MMBF) in the first quarter of 2011 to 15 MMBF in the comparable 2012 period. In many years, our first quarter log production has been relatively strong as we have front-loaded our annual harvest to take advantage of our high proportion of low elevation timberlands that allow for winter logging. In 2011, this capability allowed us to respond quickly to strong demand from China. However, in 2012, the China market was plagued with high inventory levels, so we chose not to start the year on an accelerated basis.

With softer log export demand from China in 2012, we experienced a 9% decline in whitewood sawlog prices, which decreased from $537 per thousand board feet (MBF) in 2011 to $486 per MBF in 2012. By comparison, Douglas-fir sawlog prices, which are influenced more by the domestic market and log export demand from Japan, experienced only a 2% decline, with prices decreasing from $602 per MBF in 2011 to $587 per MBF in 2012. Our response to this pricing environment was to shift to a higher mix of Douglas-fir, which increased from 63% of our total harvest volume in the first quarter of 2011 to 77% in the first quarter of 2012. Conversely, our whitewood mix declined from 21% of our total harvest volume in the first quarter of 2011 to only 6% in the first quarter of 2012. This shift away from whitewoods had a disproportionate impact on harvest from our timber fund properties, which carry a higher proportion of inventory in whitewood species than is the case with the Partnership’s properties. As a result, the proportion of our total harvest from fund properties decreased from 38% in the first quarter of 2011 to 19% in the first quarter of 2012.

The impact of lower whitewood sawlog prices and a heavier Douglas-fir log mix were essentially offsetting, as our average realized log price decreased 1% from $564 per MBF in the first quarter of 2011 to $559 in the first quarter of 2012. Across all species, the export mix declined slightly from 54% in the first quarter of 2011 to 50% in the first quarter of 2012. Overall export log prices declined 1% from $615 per MBF in the first quarter of 2011 to $609 in the first quarter of 2012 even as the spread between realized export and domestic log prices increased slightly in the first quarter, from a 10% export lift, or $57 per MBF, in the first quarter of 2011 to a 12% export lift, or $64 per MBF, in the first quarter of 2012. This increased spread was largely due to a greater portion of 2012’s export volume comprised of higher-value Douglas-fir logs going to Japan.

Our Timberland Management & Consulting (TM&C) segment generates revenue through the management of three private equity timber funds, which are consolidated into the Partnership’s financial statements due to the Partnership’s role as general partner or managing member of the Funds. Consolidating these Funds into the Partnership’s financial statements results in the elimination of all management fees earned by the Partnership, with a corresponding decrease in the Funds’ operating expenses as recorded in the Fee Timber segment. The first two Funds collectively acquired 61,000 acres of commercial timberlands between 2006 and 2010 for total consideration of $150 million. Our third Fund, with a target size of $100 million, had its first close in the fourth quarter of 2011 with commitments of $51 million. We expect the final close for this Fund by mid-2012.

After eliminating $476,000 of intercompany timber fund management fees, TM&C had no revenue for the first quarter of 2012. During the same period of 2011, this segment also had no revenue in the first quarter after the elimination of $567,000 of intercompany timber fund management fees. Operating losses generated by the TM&C segment for the quarters ended March 31, 2012 and 2011, totaled $384,000 and $430,000, respectively, after the elimination of revenue earned from managing the funds. The decrease in operating losses is attributable to a decline in legal costs associated with setting up our third timber fund in 2011.

The operating loss of $557,000 posted by our Real Estate segment for the first quarter of 2012 was 35% less than the $857,000 operating loss for 2011’s first quarter with roughly 90% of the decrease due to a first quarter 2011 charge of $267,000 for environmental remediation costs to complete the cleanup of a leaking underground storage tank site in Port Gamble, Washington.

First quarter 2011 General & Administrative expenses increased 8% to $1.2 million, compared to $1.1 million in the prior year, driven primarily by an acceleration of the annual timing of certain restricted unit grants into the first quarter of 2012 from the second quarter in 2011.

Our operating posture for the remainder of 2012 will reflect the need to balance flexible harvest plans that are responsive to dynamic log markets with a projected tight supply of qualified logging contractors following three years of reduced harvest levels in the U.S. Pacific Northwest. In addition, we are mindful of accumulated harvest deferrals across the region that have the potential to trigger a log price decline if metered into the market too abruptly. Considering all these factors, we anticipate our harvest volume for the year to be between 75 and 85 MMBF, depending on the strength or weakness of log markets for the balance of the year.

The financial schedules attached to this earnings release provide details on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in the U.S. Pacific Northwest. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management’s estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled “Risk Factors.” Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(all amounts in $000's, except per unit amounts)

	Three months ended March 31,
	2012	2011

Revenues	$8,804	$17,674
Costs and expenses:
Cost of sales	(4,139)	(8,856)
Operating expenses	(3,595)	(4,056)
Operating income	1,070	4,762
Interest income	7	12
Interest expense	(530)	(574)
Capitalized interest	130	98
Income before income taxes	677	4,298
Income tax benefit (expense)	36	(56)
Net income	713	4,242
Net loss (income) attributable to noncontrolling interests	493	(562)
Net income attributable to Pope Resources' unitholders	$1,206	$3,680

Average units outstanding - Basic	4,345	4,306
Average units outstanding - Diluted	4,347	4,309

Basic net income per unit	$0.27	$0.82
Diluted net income per unit	$0.27	$0.82

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	March 31, 2012				December 31, 2011

Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Cash and cash equivalents	$209	$934	$-	$1,143	$2,653
Other current assets	4,269	156	(827)	3,598	4,064
Total current assets	4,478	1,090	(827)	4,741	6,717
Timber and roads, net	36,146	117,003	-	153,149	154,236
Timberlands	15,383	18,747	-	34,130	34,130
Buildings and equipment, net	5,924	-	-	5,924	6,019
Land held for development	28,615	-	-	28,615	28,413
Investment in ORM Timber Funds	25,938	-	(25,938)	-	-
Other assets	658	122	-	780	893
Total	$117,142	$136,962	($26,765)	$227,339	$230,408
Liabilities and equity:
Current liabilities	$3,825	$1,317	($827)	$4,315	5,264
Current portion of long-term debt	-	32	-	32	32
Long-term debt	34,661	11,028	-	45,689	45,793
Other long-term liabilities	2,136	-	-	2,136	2,161
Total liabilities	40,622	12,377	(827)	52,172	53,250
Partners' capital	76,520	124,585	(125,557)	75,548	75,759
Noncontrolling interests	-	-	99,619	99,619	101,399
Total	$117,142	$136,962	($26,765)	$227,339	$230,408

RECONCILIATION BETWEEN NET INCOME AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended March 31,
	2012	2011

Net income	$713	$4,242
Added back:
Depletion	1,386	3,292
Depreciation and amortization	170	173
Equity-based compensation	371	227
Capitalized development activities, net of reimbursements	(205)	(252)
Deferred taxes	(23)	-
Change in operating accounts	(388)	(75)
Cash provided by operations	$2,024	$7,607

SEGMENT INFORMATION
(all amounts in $000's)

	Three months ended March 31,
	2012	2011

Revenues:
Partnership Fee Timber	$6,969	$11,323
Funds Fee Timber	1,536	6,136
Total Fee Timber	8,505	17,459
Timberland Management & Consulting (TM&C)	-	-
Real Estate	299	215
Total	8,804	17,674
Operating income (loss):
Fee Timber	3,175	7,127
TM&C	(384)	(430)
Real Estate	(557)	(857)
General & administrative	(1,164)	(1,078)
Total	$1,070	$4,762

SELECTED STATISTICS

	Three months ended March 31,
	2012	2011
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	11.1	19.1
Whitewood	0.9	6.5
Cedar	0.1	0.5
Hardwood	0.4	0.7
Pulpwood
All species	2.0	3.6
Total	14.5	30.3

Log sale volumes by sort (million board feet):
Export	7.3	16.4
Domestic	4.8	9.7
Pulpwood	2.0	3.6
Hardwood	0.4	0.7
Total	14.5	30.3

Average price realizations by species (per thousand board feet):
Sawlogs
Douglas-fir	587	602
Whitewood	486	537
Cedar	953	1,007
Hardwood	585	499
Pulpwood
All species	418	361
Overall	559	564

Average price realizations by sort (per thousand board feet):
Export	609	615
Domestic	542	558
Pulpwood	418	361
Hardwood	585	499
Overall	559	564

Owned timber acres	114,000	114,000
Acres owned by Funds	61,000	61,000
Capital and development expenditures ($000's)	577	653
Depletion ($000's)	1,386	3,292
Depreciation and amortization ($000's)	170	173

QUARTER TO QUARTER COMPARISONS
(Amounts in $000's except per unit data)

	Q1 2012 vs.	Q1 2012 vs.
	Q1 2011	Q4 2011
Net income attributable to Pope Resources' unitholders:
1st Quarter 2012	$1,206	$1,206
4th Quarter 2011	-	2,349
1st Quarter 2011	3,680
Variance	($2,474)	($1,143)

Detail of earnings variance:
Fee Timber
Log volumes (A)	($8,918)	($8,330)
Log price realizations (B)	(73)	(87)
Production costs	2,776	3,023
Depletion	1,906	2,904
Other Fee Timber	357	117
Timberland Management & Consulting
Other Timberland Mgmt. & Consulting	46	14
Real Estate
Land and conservation easement sales	-	(428)
Other Real Estate	33	3
Environmental remediation costs	267	631
General & administrative costs	(86)	(168)
Net interest expense	71	(37)
Other (taxes, noncontrolling interest)	1,147	1,215
Total variance	($2,474)	($1,143)

(A) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.
(B) Price variance calculated by extending the change in average realized price by current period volume.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax: 360-697-1156